Exhibit 99.1
Contact:
Cedar Shopping Centers
Leo Ullman,
Chairman, President & CEO
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS
Port Washington, New York — May 7, 2007 — Cedar Shopping Centers, Inc., (NYSE: “CDR”) today reported its financial results for the quarter ended March 31, 2007.
Highlights
First Quarter of 2007
•	Funds from operations (“FFO”) increased 44% to $13.6 million or $0.30 per share/OP Unit compared to $9.5 million or $0.30 per share/OP Unit for the first quarter of 2006

•	Net income applicable to common shareholders increased 266% to $3.7 million or $0.08 per share compared to $1.0 million or $0.03 per share for the first quarter of 2006

•	Total revenues rose 21% to $36.2 million

•	Net cash flows provided by operating activities increased to $10.1 million compared to $5.5 million for the corresponding period of 2006.
Leo Ullman, CEO, commented, “Our 2007 results will continue to benefit from the acquisitions and the development projects that have been completed during the prior four years, as we work hard to effectively and profitably balance our redevelopment growth and our operating results. Our portfolio, now constituting more than 100 properties, represents solid income producing shopping centers in their respective markets. We expect that in the coming years these properties and the development projects that we are starting in 2007 will produce even greater cash-flow as many of the projects reach completion.”
Financial and Operating Results
Cedar’s total revenues for the first quarter ended March 31, 2007 increased 21% to $36.2 million from $30.0 million for the quarter ended March 31, 2006. Net income applicable to common shareholders grew 266% to $3.7 million, or $0.08 per share, compared to $1.0 million, or $0.03 per share for the first quarter ended March 31, 2006. FFO for the first quarter was $13.6 million, or $0.30 per share/OP Unit as compared to $9.5 million, or $0.30 per share/OP Unit for the quarter ended March 31, 2006.
Net cash flows provided by operating activities increased to $10.1 million for the quarter ended March 31, 2007, compared to $5.5 million for 2006.
The basic weighted average number of shares/OP Units of common stock outstanding was 46,097,000 compared to 31,434,000 during the corresponding quarter of 2006.
Guidance
The Company continues to expect FFO for 2007 to be in the range of $1.25 to $1.30 per share/OP Unit, as previously announced.
Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2007 for further details.
The Company has issued “Supplemental Financial Information” for the period ended March 31, 2007, and has filed such information today as an exhibit to its Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Investor Conference Call
The Company, with Leo S. Ullman, CEO, and Thomas J. O’Keeffe, CFO, will host a conference call on Tuesday, May 8th at 10:00 AM (EST), to discuss first quarter results. The U.S. dial-in number for this teleconference is (888) 802-2275; the international dial-in number is (913) 312-1267. A replay of the conference call will be available from May 8th at 1:00 PM until close of business on May 23rd using U.S. dial-in number (888) 203-1112 or (719) 457-0820 for international and entering passcode 4983205. A live webcast will be available for a limited time on the Company’s corporate website at www.cedarshoppingcenters.com.
About Cedar Shopping Centers, Inc.
The Company is a fully-integrated real estate company which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored community shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates 104 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 10.6 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions. The Company also owns 11 development parcels aggregating approximately 196 acres.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; the availability of suitable joint venture partners; changes in interest rates; returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. The following table sets forth the Company’s calculations of FFO for the three months ended March 31, 2007 and 2006:

	Three months ended March 31,
	2007	2006

Net income applicable to common shareholders	$3,655,000	$1,000,000
Add (deduct):
Real estate depreciation and amortization	9,830,000	8,571,000
Limited partners’ interest	163,000	53,000
Minority interests in consolidated joint ventures	395,000	310,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(491,000)	(466,000)
Equity in (income) loss of unconsolidated joint ventures	(156,000)	25,000
FFO from unconsolidated joint ventures	234,000	(3,000)

Funds from operations	$13,630,000	$9,490,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.30	$0.30

Diluted	$0.30	$0.30

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,112,000	29,878,000
Additional shares assuming conversion of OP Units (basic)	1,985,000	1,556,000

Shares used in determination of basic FFO per share	46,097,000	31,434,000

Shares used in determination of diluted earnings per share	44,119,000	30,139,000
Additional shares assuming conversion of OP Units (diluted)	1,999,000	1,564,000

Shares used in determination of diluted FFO per share	46,118,000	31,703,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31,
	2007	December 31,
	(unaudited)	2006
Assets
Real estate:
Land	$254,642,000	$250,460,000
Buildings and improvements	1,020,930,000	991,517,000

	1,275,572,000	1,241,977,000
Less accumulated depreciation	(73,861,000)	(64,838,000)

Real estate, net	1,201,711,000	1,177,139,000

Investment in unconsolidated joint venture	3,676,000	3,644,000

Cash and cash equivalents	14,774,000	17,885,000
Restricted cash	11,460,000	11,507,000
Rents and other receivables, net	14,671,000	12,182,000
Other assets	7,604,000	6,921,000
Deferred charges, net	23,871,000	22,441,000

Total assets	$1,277,767,000	$1,251,719,000

Liabilities and shareholders’ equity
Mortgage loans payable	$497,581,000	$499,603,000
Secured revolving credit facility	92,570,000	68,470,000
Accounts payable, accrued expenses, and other	19,980,000	17,435,000
Unamortized intangible lease liabilities	56,507,000	53,160,000

Total liabilities	666,638,000	638,668,000

Minority interests in consolidated joint ventures	9,228,000	9,132,000
Limited partners’ interest in Operating Partnership	25,880,000	25,969,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 44,188,000 and 43,773,000 shares, respectively, issued and outstanding)	2,651,000	2,626,000
Treasury stock (591,000 and 443,000 shares, respectively, at cost)	(7,824,000)	(6,378,000)
Additional paid-in capital	570,417,000	564,637,000
Cumulative distributions in excess of net income	(78,105,000)	(71,831,000)
Accumulated other comprehensive income	132,000	146,000

Total shareholders’ equity	576,021,000	577,950,000

Total liabilities and shareholders’ equity	$1,277,767,000	$1,251,719,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
	2007	2006
Revenues:
Rents	$28,564,000	$24,172,000
Expense recoveries	7,275,000	5,614,000
Other	352,000	206,000

Total revenues	36,191,000	29,992,000

Expenses:
Operating, maintenance and management	7,077,000	6,168,000
Real estate and other property-related taxes	3,577,000	2,936,000
General and administrative	1,998,000	1,379,000
Depreciation and amortization	9,883,000	8,597,000

Total expenses	22,535,000	19,080,000

Operating income	13,656,000	10,912,000

Non-operating income and expense:
Interest expense	(7,568,000)	(7,357,000)
Amortization of deferred financing costs	(352,000)	(329,000)
Interest income	275,000	116,000
Equity in income (loss) of unconsolidated joint ventures	156,000	(25,000)

Total non-operating income and expense	(7,489,000)	(7,595,000)

Income before minority and limited partners’ interests	6,167,000	3,317,000
Minority interests in consolidated joint ventures	(395,000)	(310,000)
Limited partners’ interest in Operating Partnership	(163,000)	(53,000)

Net income	5,609,000	2,954,000

Preferred distribution requirements	(1,954,000)	(1,954,000)

Net income applicable to common shareholders	$3,655,000	$1,000,000

Per common share:
Basic	$0.08	$0.03

Diluted	$0.08	$0.03

Dividends to common shareholders	$9,929,000	$6,701,000

Per common share	$0.225	$0.225

Weighted average number of common shares outstanding
Basic	44,112,000	29,878,000

Diluted	44,119,000	30,139,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2007	2006
Cash flow from operating activities:
Net income	$5,609,000	$2,954,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	129,000	40,000
Equity in (income) loss of unconsolidated joint ventures, net	(156,000)	25,000
Distributions from unconsolidated joint venture	132,000	—
Limited partners’ interest	163,000	53,000
Straight-line rents	(967,000)	(900,000)
Depreciation and amortization	9,883,000	8,597,000
Amortization of intangible lease liabilities	(2,589,000)	(2,628,000)
Other non-cash provisions	792,000	442,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	25,000	504,000
Rents and other receivables	(1,522,000)	(2,023,000)
Other assets	(709,000)	(1,241,000)
Accounts payable and accrued expenses	(685,000)	(345,000)

Net cash provided by operating activities	10,105,000	5,478,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(26,942,000)	(23,596,000)
Investment in unconsolidated joint ventures	(8,000)	(6,000)
Construction escrows and other	63,000	(1,933,000)

Net cash (used in) investing activities	(26,887,000)	(25,535,000)

Cash flow from financing activities:
Net advances (repayments) from line of credit	24,100,000	12,000,000
Proceeds from sales of common stock	4,132,000	8,988,000
Proceeds from mortgage financings	—	13,637,000
Mortgage repayments	(2,022,000)	(1,937,000)
Distributions in excess of earnings from consolidated joint venture minority interests	—	(122,000)
Distributions to limited partners	(443,000)	(348,000)
Preferred distribution requirements	(1,969,000)	(1,969,000)
Distributions to common shareholders	(9,929,000)	(6,701,000)
Payment of deferred financing costs	(198,000)	(197,000)

Net cash provided by financing activities	13,671,000	23,351,000

Net (decrease) increase in cash and cash equivalents	(3,111,000)	3,294,000
Cash and cash equivalents at beginning of period	17,885,000	8,601,000

Cash and cash equivalents at end of period	$14,774,000	$11,895,000